Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in Amendment No. 2 to the Registration Statement on Form F-1 (333-288993) of Neo-Concept International Group Holdings Limited and its subsidiaries (“the Company”) of our report dated May 14, 2025, relating to the consolidated balance sheets of the Company as of December 31, 2023 and 2024, and the related consolidated statements of income and comprehensive income, changes of shareholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 21, 2025	Certified Public Accountants
PCAOB ID No.1171